TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF MERGER
(Section 171)

The REGISTRAR OF CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of merger having been complied with,

China Dredging Group Co., Ltd
中国疏浚集团有限公司
BVI COMPANY NUMBER **1580676**

is the surviving company of the merger with

China Dredging Group Co., Ltd
China Growth Dredging Sub Limited

this 25th day of February, 2013.

REGISTRAR OF CORPORATE AFFAIRS FSC BVI FINANCIAL SERVICES COMMISSION

for **REGISTRAR OF CORPORATE AFFAIRS**
25th day of February, 2013